Exhibit 99.1

China XD Plastics Announces Outcome of 2013 Annual Shareholders Meeting

HARBIN, China, Dec. 4, 2013 /PRNewswire-FirstCall/ -- China XD Plastics Company Limited (NASDAQ: CXDC, “China XD Plastics” or the “Company”), one of China’s leading specialty chemical players engaged in the development, manufacture and sale of modified plastics primarily for automotive applications, today announced that the Company’s shareholders voted upon all the proposals as recommended by the board of directors of the Company (the “Board”) at the 2013 annual shareholders meeting held in HARBIN, China on December 3, 2013.

The following two proposals were approved by the Company’s shareholders at the 2013 annual shareholders meeting:

1. Elect a total of eight (8) directors to the Board, including two (2) directors elected solely by the holders of the Company’s Series D Preferred Stock, to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

2. Ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly-owned subsidiaries, develops, manufactures and sells modified plastics, primarily for automotive applications. The Company’s products are used in the exterior and interior trim and in the functional components of 24 automobile brands manufactured in China, including AUDI, BMW, Toyota, Buick, Mazda, VW Golf, Jetta, and Hafei new energy vehicles. The Company’s wholly-owned research center is dedicated to the research and development of modified plastics, and benefits from its cooperation with well-known scientists from prestigious universities in China. As of September 30, 2013, 274 of the Company’s products have been certified for use by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; the Company’s market penetration abilities in different regional markets; legal and regulatory risks; the Company’s ability to execute its growth strategy; the future trading of the common stock of the Company; the Company’s ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:
China XD Plastics
Mr. Taylor Zhang, CFO
Phone: +1-212-747-1118
Email: cxdc@chinaxd.net